                       EMPLOYMENT AGREEMENT
                              between

                          E-SYSTEMS, INC.

                                and

                          TERRY W.  HEIL





                        December 19,  1990

                       EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of the 19th day of December, 1990 (the "Effective Date"), by E-Systems, Inc. (hereinafter referred to as "ESY") and Terry W. Heil (hereinafter referred to as "Employee").

                             RECITALS

     WHEREAS, ESY and Employee have previously entered into an Employment Agreement dated as of October 12, 1988, which the parties desire to replace in order to provide for various matters as set forth in this Agreement;

     WHEREAS, Employee is an executive officer of ESY and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of ESY;

     WHEREAS, ESY desires that Employee agree to serve as an executive officer of ESY;

     WHEREAS, Employee is willing to serve as an executive officer of ESY if the rewards for successful management of the enterprise and for relinquishment of other opportunities which may be available to him are commensurate with the responsibilities that would be undertaken by him; and

     WHEREAS, the Board of Directors of ESY recognizes Employee's contributions to the growth and success of ESY during his employment and desires to recognize such performance and to take into account compensation and benefits, trends and practices in the high technology industry in which ESY competes for business and executive talent.

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, receipt of which is hereby acknowledged, ESY and Employee hereby agree as follows:

     1. EMPLOYMENT AND TERM. Commencing on the Effective Date, Employee's employment shall continue hereunder through February 24, 1995, unless Employee retires pursuant to Section 2(c)(3) hereof prior to such date. The term of this Agreement shall be automatically extended for an additional period of five years commencing February 25, 1995, and ending February 24, 2000, unless either the Board of Directors or the Employee shall, not less than 120 days prior to February 25, 1995, give notice in writing to the other that this Agreement shall not be extended or unless this Agreement shall have been otherwise terminated. An additional automatic renewal period shall extend from February 25, 2000, to February 24, 2003; provided that the first renewal shall have occurred and that neither party has given notice not less than 120 days prior to February 25, 2000, to the other in writing that this Agreement shall not be so extended or unless this Agreement shall have been otherwise terminated. Employee will devote his full time and efforts to ESY's business and not engage in any activities that would be inconsistent with the strategies and objectives of ESY. During this term (hereinafter referred to as the "Employment Period"), Employee shall serve as an executive of ESY and agrees to serve in such office or offices in ESY to which the Board of Directors of ESY may from time to time elect or appoint him, as currently set forth in Schedule 1 hereto.

      2. COMPENSATION AND BENEFITS. In consideration of his services during the Employment Period, Employee shall be paid compensation and receive benefits from ESY as follows:

         (a) During the Employment Period, Employee shall be paid a base salary in equal installments not less frequently than monthly at an annual rate not less than the greater of (1) $275,000, or (2) the base salary of the Employee most recently approved by the Board of Directors of ESY.
Employee's base salary shall be subject to such increases as may be approved by the Board of Directors of ESY.

         (b) Employee shall also receive such incentive compensation as may be approved by the Board of Directors of ESY and any profit sharing, retirement rights, or other perquisites to which Employee may be entitled under the terms of this Agreement or otherwise. A description of current perquisites is contained in Exhibit B attached hereto.

         (c) ESY will provide Employee with supplemental retirement, death, and disability benefits as follows:

               (l) Following Employee's retirement, he shall be paid a "Normal Retirement Benefit" equal to 50 percent (55 percent if the Agreement is extended to February 24, 2000, as provided above and Employee retires on or after February 24, 2000; 65 percent if the Agreement is extended to February 24, 2003, as provided above and Employee retires on or after February 24, 2003) of "Average Monthly Compensation". "Normal Retirement Benefit" and "Average Monthly Compensation" are defined in the E-Systems, Inc. Executive Supplemental Retirement Plan as amended (the "Executive Plan"), a copy of which is attached to this Agreement as Exhibit A. The Executive Plan is incorporated in all respects herein; provided, however, that the terms of this Agreement shall take precedence over any provisions to the contrary contained in the Executive Plan. Employee may retire at any time after February 24, 1998, upon providing the company with reasonable notice. Notwithstanding Section 5.1 of the Executive Plan,
Employee shall be eligible for benefits under the Executive Plan unless (i) Employee voluntarily terminates his employment in breach of his obligations under this Agreement, or (ii) ESY terminates Employee's employment pursuant to Section 10 hereof. Employee shall otherwise remain eligible for benefits under the Executive
Plan upon involuntary termination of employment by ESY, or upon termination of employment due to death or disability.
 Employee's eligibility for benefits under the Executive Plan and this Section 2(c)(l) upon voluntary retirement shall not be accelerated by any provision of Section 5.3 of the Executive Plan.
The amounts payable pursuant to this Section shall be paid Employee as provided in the Executive Plan. By way of example, and not as a limitation on the foregoing provisions of this Section 2(c)(1), if the employment of Employee by ESY continues until February 24, 1998, Employee's rights to benefits under the Executive Plan shall become nonforfeitable, and Employee may retire at any time after February 24, 1998, and commence receiving his Normal Retirement Benefit. If Employee is not employed by ESY following the termination of this Agreement, the benefit provided by the Executive Plan shall be a deferred, vested benefit available any time after February 24, 1998, at Employee's election.

               (2) If Employee should die before retiring, or while permanently disabled or retired, his surviving widow shall be paid a Spouse's Pension as set forth in the Executive Plan. If the Employee dies without a surviving spouse, but with one or more children who have not attained the age of 22 years, a Children's Pension shall be paid in accordance with the Executive Plan. Upon the death of a surviving spouse who is receiving a Spouse's Pension, surviving children of Employee shall receive a Children's Pension if the requirements of the Executive Plan are met.

               (3) If Employee should become permanently disabled, he shall be entitled to retire as of the date of such a permanent disability without prior notice to ESY. The retirement benefit provided hereunder to Employee shall be two-thirds of that amount specified in Section 2(c)(l) above, payable in accordance with the Executive Plan.

               (4)  It is expressly understood that ESY's
obligations pursuant to this Section 2(c) may or may not be funded, but neither Employee nor his surviving spouse or children shall have any interest present or otherwise in such payments until they are actually made.

               (5) "Permanent disability" as used herein shall be defined as Employee's physical or mental condition which totally prevents Employee from performing the duties required of his position, and is reasonably expected to be of a permanent duration. Employee's inability to perform such services due to illness or accident reasonably expected to incapacitate him for no longer than three months shall not be deemed a permanent disability. If Employee and ESY are in disagreement as to the existence of such permanent disability, the parties hereby agree to be unconditionally bound by the majority decision of three arbitrators who shall be licensed physicians. The arbitrators shall be selected one by Employee, one by ESY and the third by the first two arbitrators.

               (6)  The obligations of ESY under Sections 2(c)
2(e), 2(f), 10, and 19 shall survive expiration of the Employment Period and any extension thereof.

          (d) Employee shall be excused from performing any services for ESY hereunder during periods of temporary incapacity and during reasonable vacations without thereby in any way affecting the compensation to which he is entitled hereunder. In no event shall Employee be assigned duties that would (i) involve unreasonable personal hazard; (ii) necessitate prolonged absences or changes in the place of his residence without his consent; or
(iii) require the Employee to have as his principal location of work any location that is in excess of 25 miles from the Employee's principal residence as of the date hereof without his consent.

          (e) Medical, hospital, surgical, dental, prescription drugs and eye care coverage equivalent to that presently furnished to Employee and his wife by ESY will be provided to them for their lifetime during the Employment Period and retirement through insurance or otherwise; provided, however, that dental coverage after retirement shall be limited to a combined aggregate of $500 per year for Employee and spouse. A description of the present benefits at the date of this Agreement is contained in Exhibit B hereto.

          (f) It is the intention of the parties that this Agreement be an enhancement of, and not a reduction or limitation in, any benefit to which Employee may be entitled whether under this Agreement or under any benefit plan, program or policy in which Employee may be a participant during the Employment Period, while disabled or while retired. If the benefit to Employee shall be greater under any benefit plan, program or policy maintained by ESY, ESY shall promptly notify Employee in writing and Employee shall be entitled to receive such larger or greater benefit pursuant to such benefit plan, program or policy in lieu of or in addition to (but not in duplication of) the benefit set forth in this Agreement without in any respect waiving Employee's rights to receive any other payment of benefits to which he may be entitled otherwise under this Agreement.

          (g) The participation of the Employee in the qualified benefit plans, programs, and policies maintained by ESY shall not be reduced or altered except, and only to the extent, as required by law or governmental regulation.

     3. EXPENSES AND PERQUISITES. During the Employment Period, Employee shall be allowed all reasonable expenses and perquisites and shall be furnished office space and facilities suitable to his position and adequate for the performance of his duties, in accordance with such general policies as may be established by ESY from time to time for executive employees receiving comparable compensation.

     4. CONFLICTS OF INTEREST AND COMPETITION. Without the prior consent of ESY, Employee shall not, during the Employment Period, engage in any business (directly or through any kind of ownership or other arrangement other than ownership of securities of publicly-held corporations) that is competitive with that of ESY or its subsidiaries or accept employment with or render services to a competitor or take action inconsistent with the fiduciary relationship of an executive to his corporation. Subject to such limitations, Employee may make investments for his own account in any business or enterprise whatsoever and serve as an officer or director thereof and receive compensation therefor, provided such activity does not conflict with his obligation to render his exclusive full-time services to ESY and its subsidiaries during his employment hereunder.

     5. PARTICIPATION IN BENEFIT PLANS. Except as expressly provided herein, this Agreement shall not in any way modify, limit, impair, or affect the existing or future rights or interests of Employee to receive any employee benefit to which he would otherwise be entitled or as a participant in the present or future employee benefit plans of ESY.

     6. INSURANCE. ESY in its sole discretion, may purchase in its name and for its own benefit, life and disability insurance on Employee in any amount or amounts considered advisable.
Employee shall have no right, title or interest therein, and will submit to required medical examinations and execute and deliver any application, or other instrument in writing, reasonably necessary to effectuate such insurance.

     7. MITIGATION. In the event that this Agreement or the employment of Employee by ESY hereunder is terminated by ESY other than pursuant to Section 10 hereof, ESY shall acknowledge by notice to Employee that Employee offered to continue employment with ESY and that such offer was rejected, and Employee shall use reasonable efforts to mitigate his damages by seeking other comparable employment; provided, however, that (a) in no event shall Employee be required to accept a position of less importance or dignity or of substantially different character, compensation or benefits than the position held as of the date of this Agreement, nor shall he be required to accept a position other than in a location within 25 miles of his principal residence immediately prior to the date of termination of employment, and (b) mitigation shall not be required if the Employee is eligible at the time of termination to receive payments under the Executive Plan. Subject to the foregoing provisions of this Section 7, in the event that Employee secures other permanent employment with another corporation or other legal person, he shall promptly pay over to ESY, as received by him in his new employment, an amount equal to the total cash compensation actually paid to him in his new employment for services rendered during the Employment Period; provided that in no event shall Employee be required to repay any amounts earned in new employment that exceed the amounts otherwise payable to him under this Agreement for a comparable period. Except as otherwise expressly provided in this Section 7, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

     8. SET-OFF; IMPACT ON OTHER AGREEMENTS. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Employee provided for in this Agreement. A termination of this Agreement by ESY or Employee pursuant to this Agreement shall not affect any rights that Employee may have pursuant to any other agreement, policy, plan, program or arrangement of ESY, which rights shall be governed by the terms thereof, and the obligations of ESY with respect to amounts payable pursuant thereto shall not be affected by termination of this Agreement.

     9. INDEMNIFICATION. If an amount paid hereunder is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto, ESY shall pay to Employee an additional amount in cash equal to the amount necessary to cause the aggregate remuneration received by Employee under this Agreement, including such additional cash payment (net of all federal, state, and local income taxes and all taxes payable as the result of the application of Sections 280G and 4999 of the Code or any successor provision thereto) to be equal to the aggregate remuneration Employee would have received under this Agreement, excluding such additional payment (net of all federal, state, and local income taxes), as if Sections 280G and 4999 (and any successors thereto) had not been enacted into law.

     10. (a) TERMINATION. Subject to the provisions of Section 2(c)(1) hereof, ESY may terminate this Agreement and all of its obligations hereunder, except for obligations accrued but unpaid to the effective date of termination, solely for "Cause". "Cause" shall mean (i) the Employee's willful refusal, without reasonable excuse, to render services hereunder on substantially a full-time basis; (ii) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with ESY; (iii) intentional wrongful damage to property of ESY; (iv) intentional wrongful disclosure of secret processes or confidential information of ESY; or (v) intentional wrongful engagement in any competitive activity (as defined in Section 4); and any such act shall have been materially harmful to ESY; provided, however, that no such act shall constitute "Cause" if the Employee did not directly or indirectly induce the act or acts resulting in harm to ESY. For purposes of this Agreement, no act or failure to act on the part of the Employee shall be deemed "intentional" or "willful" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" or "willful" only if done or omitted to be done by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of ESY. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel (if the Employee chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Employee had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail.
Nothing herein will limit the right of the Employee or his beneficiaries to contest the validity or propriety of any such determination.

          (b) EFFECT ON PRIOR VESTED BENEFITS. It is specifically agreed that, although restated herein, all the Vested Benefits under the Prior Agreement shall remain fully vested and that termination of this Agreement for "Cause" or otherwise shall in no way abrogate ESY's obligation to pay or furnish the Vested Benefits. This Employment Agreement shall increase or enhance and not reduce the benefits available to Employee under the Prior Agreement.

     11. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

     12. ENTIRE AGREEMENT. This Agreement constitutes the whole agreement of the parties hereto in reference to any employment of Employee by ESY and in reference to any of the matters or things herein provided for or hereinbefore discussed or mentioned in reference to such employment, all prior agreements, promises, representations, and understandings relative thereto being herein merged.

     13.     ASSIGNABILITY.

          (a) In the event that ESY shall merge or consolidate with any other corporation or all or substantially all of ESY's business or assets shall be transferred in any manner to any other person, such successors shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be ESY hereunder. This Agreement shall be binding upon and inure to the benefit of any such successor and the legal representatives of Employee.

          (b) This Agreement is personal in nature and neither of the parties hereto shall without the consent of the other assign or transfer this Agreement or any rights or obligations hereunder except for operation of law or pursuant to the terms of this
Section 13. Without limiting the generality of the foregoing, Employee's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any assignment or transfer contrary to this Section 13, ESY shall have no liability to pay any amount so attempted to be assigned or transferred.

      14. REMEDIES CUMULATIVE. Remedies under this Agreement of either party hereto are in addition to any remedy or remedies to which such party is entitled or may become entitled at law or in equity.

     15. SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable, such provision shall be regarded as severable and shall not affect the validity or enforceability of the remaining provisions hereof.

     16. WITHHOLDING OF TAXES. ESY may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

     17. AMENDMENTS AND WAIVERS. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms and covenants hereof may be waived, only by written instrument executed by both of the parties hereto or in the case of a waiver executed by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement whether by conduct or otherwise by any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

     18. NOTICE. For the purpose of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to ESY at its principal executive office and to Employee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     19. LEGAL FEES AND EXPENSES. It is the intent of ESY that Employee not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, if it should appear to Employee that ESY has failed to comply with any of its obligations under this Agreement or in the event that ESY or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, Employee the benefits intended to be provided to Employee hereunder, ESY irrevocably authorizes Employee from time to time to retain counsel of his choice, at the expense of ESY as hereafter provided, to represent Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against ESY or any director, officer, stockholder or other person affiliated with ESY, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between ESY and such counsel, ESY irrevocably consents to Employee's entering into an attorney-client relationship with such counsel, and in that connection ESY and Employee agree that a confidential relationship shall exist between Employee and such counsel. ESY shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by Employee (a) as a result of ESY's failure to perform under this Agreement or any provision thereof, or (b) as a result of ESY or any person contesting the validity or enforceability of this Agreement or any provision thereof.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ATTEST:                           E-SYSTEMS, INC.:

James W. Crowley                  By: E. Gene Keiffer
Secretary                         Chairman of the Board and
                                  Chief Executive Officer
                                  EMPLOYEE:
                                  Terry W. Heil

                 AMENDMENT TO EMPLOYMENT AGREEMENT

                             Between
                         E-Systems, Inc.

                         and Terry W. Heil

                             dated

                        December 19, 1990

     The first sentence in Section 2(c)(1) of this Agreement is amended to read as follows:

     (1) On December 1, 1993, Employee shall be entitled to a "Normal Retirement Benefit", commencing on February 24, 1998 (or at retirement if later), equal to 50 percent (55 percent if the Agreement is extended to February 24, 2000, as provided above and Employee retires on or after February 24, 2000; 65 percent if the Agreement is extended to February 24, 2003, as provided above and Employee retires on or after February 24, 2003) of "Average Monthly Compensation".

     Section 2(c)(1) is further amended by restating the final two sentences to read as follows:

     By way of example, and not as a limitation on the foregoing provisions of this Section 2(c)(1), if the employment of Employee by ESY continues until December 1, 1993, Employee's rights to benefits under the Executive Plan shall become nonforfeitable, and Employee may retire at any time thereafter, and after February 24, 1998, commence receiving his Normal Retirement Benefit. If Employee is not employed by ESY following December 1, 1993, the benefit provided by the Executive Plan shall be a deferred, vested benefit available any time after February 24, 1998, at Employee's election.

      In Witness Whereof, the parties have duly executed this Amendment as of this date November 22, 1993.

ATTEST:                        E-SYSTEMS, INC.

James W. Crowley               A. Lowell Lawson

Secretary                      President

(CORPORATE SEAL)

                               Employee:

               AMENDMENT NO. TWO TO EMPLOYMENT AGREEMENT
                       DATED AS OF DECEMBER 19, 1990
                                   BETWEEN
                               E-SYSTEMS, INC.
                                     AND
                               TERRY W. HEIL


     In consideration of the mutual promises herein contained, the Employment Agreement dated as of December 19, 1990, between E-
Systems, Inc. and Dr. Terry W. Heil is hereby amended as follows:



     E-Systems, Inc. and Dr. Terry W. Heil agree that the automatic extension from February 25, 1995, and ending
     February 24, 2000, is to take effect and neither party shall exercise its right to notify the other that the Agreement shall not be so extended.



     IN WITNESS WHEREOF, the parties have caused this Amendment No. Two to the Agreement dated as of December 19, 1990, as of this 27th day of April, 1994.


ATTEST:                             E-SYSTEMS, INC.


James W. Crowley, Secretary         A. Lowell Lawson
                                    Chief Executive Officer
                                    and President


                                    EMPLOYEE:


                                    Terry W. Heil